Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-251368) of Certara, Inc. and Subsidiaries of our reports dated March 1, 2022, with respect to the consolidated balance sheets of Certara, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December  31, 2021 Annual Report on Form 10-K of Certara, Inc. and Subsidiaries.

Our report dated March 1, 2022, on the consolidated financial statements, refers to the Company’s change in its method of accounting for leases effective January 1, 2021, due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

Our report dated March 1, 2022, on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2021 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management’s assessment related to information technology general controls (“ITGCs”) were not designed and implemented over a cloud-based software system that supports the Company’s project set-up and time submissions for services provided to the Company’s customers.  As a result, certain business process automated and manual controls were also considered ineffective because they relied on data and reports accumulated in such software system. These control deficiencies were a result of: information technology processes lacking adequate reviews and documentation to maintain effective controls related to access management, change management and complementary user-organization controls to those implemented at the Service Organization that hosts the software system.

/s/ CohnReznick LLP

Tysons, Virginia

March 1, 2022